EXHIBIT (8)(b)
                                                                            5/95
                     FIRST AMERICAN INVESTMENT FUNDS, INC.

                COMPENSATION AGREEMENT DATED AS OF JUNE 1, 1995
                        PURSUANT TO CUSTODIAN AGREEMENT

        WHEREAS, First American Investment Funds, Inc., a Maryland corporation (hereinafter called the "Fund"), and First Trust National Association, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (hereinafter called the "Custodian"), previously entered into that Custodian Agreement dated September 20, 1993 (the "Custodian Agreement"); and

        WHEREAS, Article 12 of the Custodian Agreement provides that the Custodian shall be paid compensation at such rates and at such times as may from time to time be agreed on in writing by the parties thereto; and

        WHEREAS, the Fund and the Custodian previously entered into that Compensation Agreement dated as of January 31, 1995, for such purpose with respect to the then-existing series of the Fund; and

        WHEREAS, the Fund and the Custodian wish to amend and restate such compensation agreement in order to make provision for the new series of the Fund to be referred to as Real Estate Securities Fund.

        NOW, THEREFORE, the Fund and the Custodian agree as follows:

        1. The compensation payable to the Custodian pursuant to the Custodian Agreement with respect to Stock Fund, Equity Index Fund, Balanced Fund, Asset Allocation Fund, Regional Equity Fund, Special Equity Fund, Limited Term Income Fund, Intermediate Term Income Fund, Fixed Income Fund, Intermediate Government Bond Fund, Mortgage Securities Fund, shall be as follows: (a) an annual administration fee of $750 per Fund; (b) an issue held fee, computed as of the end of each month, at the annual rate of $30 per securities issue held by each Fund; (c) transaction fees, consisting of (i) a securities buy/sell/maturity fee of $15 per each such transaction, and (ii) a payment received fee of $12 for each principal pay down payment received on collateralized mortgage pass-through instruments; (d) a wire transfer fee of $10 per transaction; (e) a cash management fee, for "sweeping" cash into overnight investments, at an annual rate of 0.25% of the amounts so invested; and (f) a remittance fee, for payment of each Fund's expenses, of $3.50 per each check drawn for such remittances.

        2. The compensation payable to the Custodian pursuant to the Custodian Agreement with respect to the remaining series of the Fund shall be payable monthly at the following annual rates as percentages of the respective series' average daily net assets: Real Estate Securities Fund, Limited Volatility Stock Fund, Equity Income Fund, Diversified Growth Fund, Emerging Growth Fund, Technology Fund, Limited Term Tax Free Income Fund, Intermediate Tax Free Fund, Minnesota Insured Intermediate Tax Free Fund, and Colorado Intermediate Tax Free Fund, 0.03%; and International Fund, 0.25%. The Custodian shall pay subcustodian fees with respect to International Fund out of the compensation payable to the Custodian with respect to such fund as set forth above. The Fund shall reimburse the Custodian for all other out-of-pocket expenses incurred by the Custodian in connection with the performance of the Custodian's services under the Custodian Agreement.

        3. This Compensation Agreement restates and supersedes all prior compensation agreements pursuant to Article 12 of the Custodian Agreement.

        IN WITNESS WHEREOF, the Fund and the Custodian have caused this instrument to be executed in duplicate as of the date first above written by their duly authorized officers.

                                FIRST AMERICAN INVESTMENT
                                      FUNDS, INC.


                                By    /s/ Kathryn L. Stanton
                                Its Vice President


                                FIRST TRUST NATIONAL
                                     ASSOCIATION


                                By     /s/ Jeffrey Wilson
                                Its Vice President